Sub-Item 77I: Terms of New or Amended Securities
Effective August 31, 2010, the Goldman Sachs Structured Tax-Managed Equity Fund, the Goldman Sachs U.S. Equity Dividend and Premium Fund, the Goldman Sachs International Equity Dividend and Premium Fund and the Goldman Sachs Structured International Tax-Managed Equity Fund (the Funds) commenced offering Class IR Shares.

The terms of the Class IR Shares for each of the Funds are described in Post-Effective Amendment No. 255 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on August 30, 2010 (Accession No. 0000950123-10-082185). Amendment No. 56 to the Trusts
Agreement and Declaration of Trust, dated May 20, 2010, which established Class IR Shares for each of the Funds, is incorporated herein by reference to Exhibit (a)(57) to Post-Effective Amendment No. 249 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on June 30, 2010 (Accession No. 0000950123-10-062676).